EXHIBIT 99.1

AntriaBio to Present New Preclinical Data at the American Diabetes Association 75th
Scientific Sessions®

Company to present preclinical data for its lead product candidate, AB101, a potential once-weekly basal insulin in development for type 1 and type 2 diabetes-

LOUISVILLE, CO – May 11, 2015 – AntriaBio, Inc. (“AntriaBio” or the “Company”) (OTCQB: ANTB), a biopharmaceutical corporation developing novel extended release therapies, announced today that it will be presenting data for its lead product candidate, AB101, on Saturday, June 6, 2015 at the American Diabetes Association 75th Scientific Sessions® in Boston. The abstract, accepted for oral presentation, will include results from preclinical in vitro and in vivo pharmacology studies of AB101, a potential once-weekly basal insulin being developed for patients with type 1 and type 2 diabetes.

Details for the presentation are as follows:

●	Saturday, June 6, 2:45 p.m. – 3:00 p.m. ET
Oral Presentation: Basal Insulin Analogs – New Evidence
	–	The in-Vitro and in-Vivo Pharmacology of AB101, a Potential Once Weekly Basal Subcutaneous Insulin (Lead author: B. Roberts) [Presentation and Publication No. 97-OR]

AntriaBio is currently engaged in additional studies for AB101 that support the filing of an Investigational New Drug application with the U.S. Food and Drug Administration.

About AntriaBio, Inc.
AntriaBio is a biopharmaceutical company that develops novel extended release therapies by combining proprietary formulation and manufacturing capabilities with well-known molecules to significantly improve standards of care. AntriaBio's lead product candidate is AB101, an injectable once-weekly basal insulin for type 1 and type 2 diabetes that addresses a $11 billion market where the current standard of care is a once-daily basal insulin injection. For more information visit: www.antriabio.com.

Forward-Looking Statements
This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. Contact:
Noopur Liffick
VP of Corporate Development
(650) 549-4175
noopur@antriabio.com

Source: AntriaBio Inc.

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